EXHIBIT 10.22

PALUMBO INSURANCE ASSOCIATES, LLCMGA AGENCY AGREEMENT

This Agency Agreement (the "Agreement") is hereby entered into and made effective as of the 1st day of APRIL, 2010 ("Effective Date"), by and between Palumbo Insurance Associates, LLC with an address of 130 N. Bond Street, Suite 203, Bel Air, MD 21014 (hereinafter referred to as the "Agent"), and Physhield Insurance Exchange, a Risk Retention Group (hereinafter referred to as the "Company"). In consideration of the mutual covenants and benefits set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Agent and the Company agree as follows:

1.    APPOINTMENT AND AUTHORITY OF THE AGENT

The Agent's authority under this Agreement shall extend only to the states specifically authorized by the Company and in which the Agent has the required license to transact business with the Company.

The Company hereby appoints and provides limited authority to the Agent to solicit and secure applications for the Company, and the Agent has no underwriting or binding authority.

The Agent shall have no authority, nor shall the Agent represent itself as having any authority, other than as specifically provided for in this Agreement.

2.   INDEPENDENT CONTRACTOR

The Agent is an independent contractor. Subject to the terms and conditions of this Agreement, the Agent shall be free to exercise its own judgment and discretion with regard to the conduct of its business and as to the persons from whom the Agent will solicit insurance business. Nothing contained in this Agreement shall be construed to create between the Company and the Agent the relationship of employer and employee, joint venture, or partnership. The Company may, from time to time, prescribe rules and regulations relating to the conduct of business covered by this Agreement, which rules and regulations shall be observed and conformed to by the Agent.

3.   AGENCY EXPENSES

The Company shall not be responsible for the Agent's expenses in connection with the solicitation of insurance or performance of any duties or obligations of the Agent under This Agreement, unless previously agreed to in writing by the Agent and the Company. Further, the Company shall not be liable to any downstream agent with whom the Agent may contract to write policies on behalf of the Company and the Agent hereby agrees to indemnify the Company against any claims which may arise as a result of the any downstream agency arrangements, including any claims for unpaid commission.

4.  DUTIES AND RESPONSIBILITIES OF THE AGENT

The Agent will perform all of its duties under this Agreement to the satisfaction of the Company, which duties and responsibilities shall include, but not be limited to, the following:

a.	The Agent agrees to timely comply with all licensing, countersignature or other similar requirements of any jurisdiction in which insurance is written or risks are located;

a.

b.
The Agent will comply with all instructions, rules, bulletins, manuals, forms, underwriting guidelines and rates issued by the Company, which may be amended from time to time by the Company. Also, the Company reserves the right to establish and change any procedures from time to time.

c.
The Agent will forward to the Company all applications, binders or requests for policy changes no later than ten (10) days before the insurance coverage or policy change is to be effective. Failure to comply may result in the immediate suspension of any agency authority granted to the Agent by the Company.

The agent will promptly deliver insurance policies, binders, certificates of insurance, endorsements, premiums and data and other materials required for feasibility studies, as received on behalf of the Company.

d.
To the best of its ability and in good faith, the Agent agrees to ensure that the data set forth in the insurance application form submitted to the Company ("Application") is true and correct. The Agent will review each Application for completion, accuracy, and legibleness before submitting the completed Application form to the Company.

e.	The Agent shall be solely responsible to reconcile the commission payments and pay downstream agents and make any and all adjustments pursuant to such payments, including return commissions.

f.
The Agent will retain complete and accurate records pertaining to business transacted on behalf of the Company, such as subscribers and financial information, for at least ten years after the termination of the Agreement, or a longer period as required to complete an ongoing audit. The Agent shall retain all records as required by law and copies of any other relevant documents for audit and review by the Company.

g.
The Agent agrees to assume full responsibility for the acts or omissions of any employees, downstream agents or other independent contractors of the Agent, to the extent that such acts or omissions affect the Company. The Agent agrees to advise each employee, downstream agent and independent contractor of the limitations of authority placed upon the Agent by the Company under this Agreement.

h.
The Agent represents and warrants to the Company that the Agent, its employees, downstream agents and independent contractors, if any, are properly licensed to solicit and service any business they submit to the Company. The Agent shall provide the Company with copies of all licenses required of the Agent by all regulatory authorities having jurisdiction over the Agent, its employees, downstream agents and independent contractors. The Agent shall maintain all such licenses throughout the term of this Agreement. In the event the Agent, any of its employees, downstream agents or independent contractors shall have their licenses terminated, revoked, suspended, lapsed or otherwise not remain in good standing for any reason, the Agent shall advise the Company in writing of such event within five (5) days from the date the Agent is provided notice of such event.

i.
The Agent is responsible to perform the duties assumed under this Agreement in accordance with the standards of performance of such duties that exist in the insurance industry and all applicable regulations. The Agent agrees that it will maintain or, if needed, add sufficient personnel with the required expertise and capabilities to fulfill its obligations under this Agreement and will maintain or, if needed, add equipment, systems and procedures necessary to meet the duties it assumes under this Agreement.

Where applicable, the Agent agrees to be available and make their personnel available for education and training in the use of any of the Company's systems, policies and procedures.

k.	The Agent assumes responsibility to promptly notify the Company of any insured claim of which the Agent has any direct or indirect knowledge.

5.   LIMITATIONS ON AGENT'S AUTHORITY

The Agent shall have no authority, nor shall it represent itself to have any authority other than as specifically provided for in this Agreement. Agent shall not perform any of the following acts:

a.	Make, waive, alter, or change any term, rate or condition stated in any policy of insurance or Company approved form or rate, without the prior written consent of the Company;

b.	Extend the time for payment of premiums or other monies due to the Company;

c.	Transact business contrary to the rules and regulations of any insurance department and/or other governmental authorities having jurisdiction over any actions performed under this Agreement;

d.	Make, accept or endorse notes or checks payable to the Company, or otherwise incur any expense or liability on behalf of the Company, unless authorized in writing by the Company;

e.	Enter into a sub-agent, broker, or other agreement that authorizes the sub-agent, broker or other party to perform any act, affecting any term or condition of this Agreement; or

f.	Back date the effective date of coverage of any binder or policy.

g.	Enter into any contractual agreement on behalf of the Company unless the Company gives its expressed written consent.

6.   AGENT'S COMPENSATION

The Agent's compensation from the Company shall be limited to a commission calculated as a percentage of the base premiums written and received by the Company under this Agreement as further outlined on the commission schedule attached hereto as Exhibit A. Premium taxes and surcharges are not included as premium and therefore are not subject to commission. The Company shall charge, and the Agent shall pay, a return commission at the same rate on any return premium and return premiums on cancellations effectuated by the Company or the subscriber. In the event this Agreement is terminated by the Agent or the Company in accordance with the terms herein and provided the Company has received all premiums due, the Agent shall continue to receive commissions on premiums collected for the remaining policy period then in effect, for each policy for which the Agent earned such commission prior to the effective date of such termination. In addition to commission payments, the Agent shall also be compensated for selling feasibility studies, and collecting and submitting the applications, credentialing forms and other information and materials required to complete such studies on the Company's behalf in accordance with the reimbursement schedule outlined on Exhibit A.

7.   PREMIUM BILLING

The Agent and Company agree to account for and pay all premium balances in accordance with the following procedure:

The required premium shall be received by the Company prior to the issuance of a certificate of insurance and/or binding coverage. The Company shall be responsible for all premium billing and collection and will pay to the Agent all commissions earned and due to the Agent in accordance with Section 6 above and in accordance with the Compensation Schedule attached hereto as Exhibit A.

8.   TERM

This Agreement shall remain in effect unless terminated pursuant to Section 14 of this Agreement.

9.   ERRORS AND OMMISSIONS INSURANCE AND FIDELITY INSURANCE

The Agent agrees to maintain an Errors and Omissions insurance policy during the term of this Agreement and for a period of twenty-four (24) months thereafter, in an amount not less than One Million Dollars ($1,000,000) per claim and Two Million Dollars ($2,000,000.00) per aggregate. If the Agent is insured by a claims-made coverage form, the retroactive date of the policy must be the same as or earlier than the Effective Date of this Agreement.

If the Agent's aggregate limit is reduced below Two Million Dollars ($2,000,000.00) due to payments of claim(s), the Agent must notify the Company within ten (10) days and immediately pursue reinstatement of the aggregate limit to at least the minimum requirement of Two Million Dollars ($2,000,000.00).

The Agent agrees to provide the Company with a Certificate of Insurance verifying the existence of Errors and Omissions coverage upon inception of the Agreement and every anniversary thereafter. Further, the Agent agrees to provide the Company with ten (10) days' advance written notice of termination, cancellation, or change in such policy by either the insurance carrier or the Agent.

10.   ADVERTISING

Except as otherwise provided herein, any use of the Company's name or any of its Trademarks or Service Marks (the "Marks"), by the Agent for advertising purposes, is prohibited without the prior written consent of the Company for such use. The Agent shall not make, publish in print, on the Internet or digital form, issue or insert, or cause to have made, published in print, on the Internet or digital form, issued or inserted into any advertisement, letter, circular, pamphlet, or other publication or statement, whether written or through electronic media, that makes reference to the Company or any of its policies or services, or that refers to the insurance written under this Agreement (collectively, the "Materials"), without the prior written approval of the Company. If at any time during the term of this Agreement, the Agent, its employees, downstream agents, other independent contractors or its representatives shall commit any act that brings those parties into public disrepute, contempt, scandal or ridicule or that shocks or offends the community or that reflects unfavorably upon the Company, or such parties have so acted in the past and information in regard thereto becomes public while this Agreement is in effect, then the Company shall have the right to immediately terminate this Agreement and the Agent shall immediately remove from use or display, all such Marks and Materials.

11.   NAME. LOGO. TRADEMARK OR SERVICE MARK

Solely in connection with the activities set forth herein and subject to the terms and conditions set forth in this Agreement, the Company hereby grants the Agent a nonexclusive right to use the Company's Marks on such contracts, applications, and stationery utilized in relation to this Agreement. This grant is expressly subject to the provisions of this Agreement, is non-transferable, and may be revoked at any time by the Company. The Agent shall not acquire any right or license in or to any of the Company's Marks.

The Company will display the Agent's name on all policies and other communications from the Company to its subscribers, who are clients of the Agent, relating to policy issuance, renewal, cancellation, billing, or modification of the subscriber's insurance coverage. This may be revoked at any time by the Company.

The Agent agrees not to use any of the Company's Marks as part of its own marks or for any other purpose, unless the Company consents to such use in advance and in writing.

If this Agreement is terminated, no Company Marks or Materials shall be used by Agent.

12.    COMPANY PROPERTY

All records of the accounts of the Company of any nature whatsoever, including all subscriber records, forms, manuals, policies, and binders, whether existing at the time of the engagement of the Agent, procured through the efforts of the Agent or obtained on behalf of the Company by the Agent from any other source and whether prepared by Agent or otherwise, shall be the exclusive property of the Company ("Records"). The Agent hereby agrees to safeguard and maintain the confidentiality of all the Company Records and other property in Agent's possession including any and all equipment or other like property that may have been furnished to the Agent by the Company; all ideas, products or otherwise, relating in any way to the Company's business, designed, improved, planned, proposed, altered, modified, refined or enhance by Agent on behalf of the Company, shall be considered work for hire to the fullest extent permitted under the law and shall be considered property belonging to the Company ("Company Property"). . All such Records and Company Property shall always remain the exclusive property of the Company and shall be returned to the Company or its representative before the date of termination of this Agreement.

13.   TERMINATION This Agreement may be terminated as follows:

a.
This Agreement may be terminated by either party by giving the other party a minimum of thirty (30) days' written notice, prior to the effective date of termination, or more if required by state law, of its intent to terminate this Agreement;

b.	This Agreement may be terminated immediately by mutual agreement, where permitted by law;

c.	This Agreement shall terminate immediately upon the occurrence of one or more of the following:

i.
Any willful misconduct, violation of law, or any act of fraud or dishonesty relating to this Agreement, by either party or any of its officers, directors or employees, downstream agents or other independent contractors; or

ii.	Receivership, liquidation, insolvency, bankruptcy, admission in writing by a party of its inability to pay debts as they become due, or assignment for the benefit of creditors; or

iii.	Suspension, probation, revocation or termination of Agent's license;

The Agent shall have no authority to quote or bind any new business on or after the date that notice of termination is sent by the Company. The Agent will have no authority to quote or bind any renewal business, pursuant to this Agreement, with a policy effective date on or after the effective date of termination, unless required by law or regulation. The Agent may place all such business elsewhere; however, the Company does not waive its rights nor relinquish its responsibilities to issue a renewal policy offer to the subscriber, independent of the Agent.

14.   COMPLIANCE WITH LAW

The Agent its employees, downstream agents, other independent contractors or its representatives providing services on behalf of the Company shall comply with all applicable federal and state laws and regulations and all other applicable statute, ordinance law, rule regulation or order of any governmental or regulatory body having jurisdiction over Agent or Company. The Agent also, represents that it is compliant, or will become compliant within six (6) months of the Effective Date of this Agreement, with the Violent Crime Control Act of 1994 and the USA Patriot Act of 2002. If any provision of this Agreement is deemed not to conform to any applicable state or federal law, such provision will be deemed modified so as to conform to the minimum requirements of those laws. Except that, where there is a conflict between state and federal law, federal law shall preempt.

15.   CONFIDENTIALITY

The Agent acknowledges that it may receive personal and private information about the Company, subscribers or applicants for insurance. The Agent agrees to maintain such information in confidence and to maintain adequate safeguards to insure the confidentiality of such information in accordance with all the applicable federal and state laws. Further the Agent acknowledges that it may receive information regarding the business of the Company, including but not limited to its products, pricing, marketing plan, customer lists, designs, art work, schematics, business strategies, business plans, business operations, financial performance, computer systems, billing and receivables, software, technical systems, and other trade secrets and know how, all of which is confidential information (the "Confidential Information"). Agent recognizes and acknowledges that the Confidential Information is proprietary and integral to the Company's business and agrees to keep such Confidential Information confidential and shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, corporation or other entity or utilize in any matter whatsoever any information (including Confidential Information) concerning matters affecting or relating to the Company's business and/or the Company's products except as expressly permitted herein (or except as otherwise approved in writing by the Company) ("Proprietary Material"). Agent further agrees not to disclose to any other person, corporation, or entity or utilize any of the Proprietary Material and/or Confidential Information, without the prior written consent of the Company, except as required to be disclosed by law, whether under an order of a Court or government tribunal or other legal process, provided Agent uses reasonable efforts to give the Company reasonable notice of such required disclosure. This covenant of nondisclosure and non-use shall survive the termination of this Agreement.

16.   COMPANY'S RIGHT OF OFFSET

The Company may offset any money owed Agent under this Agreement or any other agreement against any outstanding balances or other monies owed by the Agent to the Company under this Agreement or any other agreement between the Company and the Agent.

17.    INSPECTION AND AUDIT OF AGENT

The Agent, upon reasonable notice and during normal business hours will permit duly authorized representative(s) of the Company, at the Company's expense, to visit, inspect, examine, copy, audit, and verify, at Agents' offices or elsewhere, all documents, files, books, reports, work papers, accounting records or bank statements relating to the insurance written under this Agreement. Any inspection or audit by the Company will take place no later than thirty (30) days' from the Company's written request to the Agent.

18.    TRAINING AND OVERSIGHT BY COMPANY.

During the term of this Agreement, the Agent and its downstream agents shall be available to attend and participate in all required training, monitoring, and supervision activities and/or seminars as requested by the Company and/or any state or federal regulatory agencies. In the event that the Agent violates any applicable law, regulation, guideline, procedure and/or policy of any regulatory agency or the Company or the Agent fails to perform services in a satisfactory manner, the Company reserves the right to terminate this Agreement, terminate the appointment of the Agent, institute a corrective action plan, or seek other remedies. The Company and/or the Agent will investigate any violation of law or regulation or breach of contract, and when applicable, the Agent will submit to the correction action decided upon by the Company or regulatory agency.

19.   NO THIRD PARTY BENEFICIARIES

This Agreement is for the exclusive benefit of the parties hereto, and no third party, including without limitation any subscriber, is intended or shall be a beneficiary of any provisions hereof.

20.   ASSIGNMENT

This Agreement shall inure to the benefit of any successor of the Company. The Agent shall not assign any of its rights, or delegate any of its duties, obligations or responsibilities under this Agreement without the prior written consent of the Company. The Agent agrees to provide ninety (90) days' advance written notice to the Company of any sale or transfer of its business or consolidation with another company. The Company may consent to an assignment of this Agreement or elect to terminate this Agreement in accordance with Section 15 of this Agreement. Any purported assignment by the Agent, in the absence of such written consent by the Company, shall be void.

21.    WAIVER

The failure of either party at any time to enforce any provision of this Agreement, or any right or remedy hereunder at law or in equity, or to exercise any election herein provided, shall not constitute a waiver of any provision, right, remedy, or election or, in any way, affect the validity of this Agreement, nor act as a waiver of any subsequent breach or waiver of that same provision or any other provision of this Agreement.

22.   NOTICE

All notices, demands, and requests required or permitted to be given under this Agreement shall be in writing and shall be directed to the addresses indicated below, or such other address as indicated by the parties, from time to time. Such notices or other communications shall be deemed given (a) when personally delivered or sent by facsimile transmission or electronic mail to the party to be given the notice or other communication at the address indicated below, or (b) on the business day following the business day that such notice or other communication is sent by overnight courier or next day delivery, to the address indicated below:

If to Company:                                                       Physhield Insurance Exchange
Address of Company:                                           700 S Royal Poinciana Boulevard, Suite 506
 Miami, Florida 33166

Telephone:                                                             (305) 779-1760
Email:                                                                      rtrinka@phyhealth.com
Facsimile:                                                               (305) 779-1778
Attention:                                                               Robert L. Trinka, President

If to Agent:                                                             Palumbo Insurance Associates, LLC
Address of Agent:                                                130 N. Bond Street, Suite 203
                                         Bel Air, Maryland 21014
Telephone:                                                             (410) 836-8591
Email:                                                                      tpalumbo@palumboinsassoc.com
Facsimile:                                                               (410) 836-8593
Attention:                                                              Anthony F. Palumbo, Jr.

23.       APPLICABLE LAW

This Agreement and the rights and responsibilities of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Florida without regard to its conflict of law provisions. Each party to this Agreement (a) consents to the personal jurisdiction of the state courts having jurisdiction in Miami-Dade County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Miami-Dade County, Florida, for state court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Miami-Dade County, Florida is an improper or inconvenient venue.

24.      ACCORD AND SATISFACTION

The acceptance by the Company of any sums from the Agent in amounts that are less than the amounts due and payable hereunder are neither intended, nor shall they be construed, to constitute an accord and satisfaction of any dispute between the Company and the Agent regarding sums due and payable by the Agent, unless the Company specifically agrees to the same in a document executed by both the Agent and the Company.

25.      SEVERABILITY

If any term or provision, or any portion thereof, of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to such persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall continue to be valid and be enforced to the fullest extent permitted by law.

26.       ENTIRE AGREEMENT

This Agreement supersedes all previous agency agreements, whether oral or written, and may be changed or modified in writing, signed by the parties or their predecessors. This Agreement is intended by the parties, as a final expression of their understanding and as a complete and exclusive statement of the terms hereof. All negotiations, considerations, and representations between the parties have been incorporated herein. No course of prior dealing between the parties or their directors, officers, employees, downstream agents, independent contractors or affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior Agreement between the parties or their affiliates shall not be relevant nor admissible to determine the meaning of any of the terms of this Agreement.

27.     JOINT AND SEVERAL LIABILITY

If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Agreement as the Agent, the liability of each such individual, corporation, partnership, or other business association to perform all such obligations hereunder shall be deemed to be joint and several, and all actions taken, or notices, payments and agreements given, or made by, with or to any of them, shall be deemed to be taken, given or made by all of them. In like manner, if the Agent shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, the liability of each such member shall be joint and several.

28.     REQUISITE AUTHORITY

The undersigned(s) hereby represents that they are authorized to execute this Agreement on behalf of the Agent and the Company.

Palumbo Insurance Associates, LLC

AGENT

/s/
SIGNATURE Anthony F. Palumbo, President

PRINT NAME & TITLE

3/30/2010
DATE

Physhield Insurance Exchange, a Risk Retention Group

COMPANY
/s/
SIGNATURE Robert L. Trinka, President	3/30/2010

PRINT NAME & TITLE	DATE

IN WITNESS WHEREOF, the Company and the Agent have executed this Agreement as of the date below.

Palumbo Insurance Associates, LLC

AGENT

/s/
SIGNATURE
Anthony F. Palumbo, President
PRINT NAME & TITLE

March 30, 2010
DATE

Physhield Insurance Exchange, a Risk Retention Group
COMPANY

/s/
SIGNATURE
Robert L. Trinka, President
PRINT NAME & TITLE

3/30/2010
DATE

EXHIBIT A

COMPENSATION SCHEDULE

This COMPENSATION SCHEDULE ("Compensation Schedule") is an attachment to the MGA Agreement ("Agreement") between Physhield Insurance Exchange, a Risk Retention Group (hereinafter referred to as the "Company") and Palumbo Insurance Associates, LLC with an address of 130 N. Bond Street, Suite 203, Bel Air, MD 21014 (hereinafter referred to as the "Agent") effective as of APRIL 1, 2010 and entered into APRIL 1 , 2010.

In consideration of the covenants, promises, representations and warranties set forth in the Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

A.        Amount of Commission. Commission for each Application submitted and accepted in accordance with all applicable sections of the Agreement shall be 10% on gross premium written up to $1,500,000. All commission on gross premium written in excess of $1,500,000 shall be negotiated on a case by case basis.

B.        Payment of Commission. The Company will pay commissions to the Agent, no less frequently than weekly on premium that has been billed and collected, provided the Agent submits weekly sales report showing commissions earned for such respective week. The Company will reconcile all commission payments against premiums received for a given month and shall issue monthly commission statements to the Agent showing all adjustments and amounts due to/from the Agent by the fifteenth day of the month following the month for which commission is being calculated. Commission may be decreased by any charge-back or indebtedness payments.

C.        Renewal Commissions. (a) Company will pay the Agent a renewal commission ("Renewal Commission") for every accepted renewal application in accordance with Section B above.

D.        Change of Commission. The Company has the right, at any time, to increase or decrease the Commissions payable on any policy to be issued by the Company by delivering to you thirty (30) days advanced written notice of the increase or decrease. Any such increase or decrease shall not be retroactive, but apply only to policies issued by the Company on or after the effective date specified in the written notice. Nothing shall prohibit you from passing on such increases or decreases to Downstream Agents.

E.       Feasibility Studies. In accordance with Section 6 of the Agreement, the Agent will receive compensation for each feasibility study it is able to sell on behalf of the Company. For each feasibility study sold by Agent on behalf of the Company the Company shall pay a commission of 10% of the total fee charged for each study except that such commission shall not exceed $2,500.00 per study. Commission on feasibility studies shall be payable in accordance with Section B above based on fees collected for such studies.